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                                                                   EXHIBIT 12.1


                    DEFICIENCY OF EARNINGS TO FIXED CHARGES

        The deficiency of earnings to fixed charges for each of the years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1997 and 1996 is presented below. Ratio of earnings to fixed charges means the ratio of pretax income from continuing operations (with certain adjustments described below) to the total of: (i) interest and (ii) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case.

                                                        Nine Months Ended
                                                           September 30,                   Year Ended December 31,
                                                        ------------------    -------------------------------------------------
                                                          1997      1996        1996      1995        1994     1993     1992
                                                        ------------------    -------------------------------------------------
                                                                           (dollars in thousands)
Historical:

EARNINGS BEFORE FIXED CHARGES:

Net (Loss)                                              $(3,962)   $(2,526)   $(4,229)   $(3,758)   $ (385)   $ (761)   $2,023)

Add: Interest Expense                                   $ 7,378    $ 5,884    $ 8,263    $ 7,215    $ 3,226   $ 2,592   $ 3,051
     Interest factor in rental expense                  $   142    $   124    $   145    $   143    $    71   $    63   $    61

EARNINGS BEFORE FIXED CHARGES                           $ 3,558    $ 3,482    $ 4,179    $ 3,600    $ 2,912   $ 1,894   $ 1,089

FIXED CHARGES:
     Interest Expense                                   $ 7,378    $ 5,884    $ 8,263    $ 7,215    $ 3,226   $ 2,592   $ 3,051
     Interest factor in rental expense                  $   142    $   124    $   145    $   143    $    71   $    63   $    61

TOTAL FIXED CHARGES                                     $ 7,520    $ 6,008    $ 8,408    $ 7,358    $ 3,297   $ 2,655   $ 3,112

RATIO OF EARNINGS TO FIXED
  CHARGES                                                     -          -          -          -          -         -         -

DEFICIENCY IN EARNINGS AVAILABLE TO
  COVER FIXED CHARGES                                   $(3,962)   $(2,526)   $(4,229)   $(3,758)   $  (385)  $  (761)  $(2,023)
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